Exhibit 17.1

June 17, 2005

Robert Adamo

955 Singleton Drive

DeLand, Fl 32724

Michael Rouse

CEO

Turbine Truck Engines, Inc.

1301 International Speedway Blvd.

DeLand, Fl 32724

Dear Mike,

It is with deep regret that at this time I must offer my resignation as member of the Board of Directors of Turbine Truck Engines, Inc. My company is going through some difficulties and I need to focus on my company at this time. It has been a pleasure working with you in the past and I hope someday we will both have an opportunity to work together again.

Sincerely,

/s/ Robert Adamo

Robert Adamo